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                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ariba, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 333-61064, 333-73458, 333-81773, 333-89119, 333-95665, 333-33544, and
333-46820) on Form S-8 of Ariba, Inc. of our report dated October 19, 2001, relating to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, and the related financial statement schedule which report appears in the September 30, 2001 annual report on Form 10-K of Ariba, Inc.

                                          /s/ KPMG LLP

Mountain View, California
December 31, 2001